UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2009
Builders FirstSource, Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-51357	52-2084569

(Commission File Number)	(IRS Employer Identification No.)
2001 Bryan Street

(Address of Principal Executive Offices
(214) 880-3500

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 23, 2009, Builders FirstSource, Inc. (the “Company”) announced a $205 million common stock rights offering (the “Rights Offering”) and a debt exchange (the “Debt Exchange”) for its $275 million aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2012 (the “2012 notes”). The Rights Offering and the Debt Exchange are referred to collectively as the “Recapitalization Transactions.”
     In connection with the Recapitalization Transactions, the Company entered into an investment agreement dated as of October 23, 2009 (the “Investment Agreement”) with JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity Fund IX, L.P. (“Warburg Pincus”), who collectively beneficially own approximately 50% of the Company’s common stock and indirectly own approximately $98 million of the outstanding aggregate principal amount of the 2012 notes. In addition, in connection with the Debt Exchange, the Company entered into a support agreement dated as of October 23, 2009 (the “Support Agreement”) with certain holders of outstanding 2012 notes (the “Holders”). The terms of the Investment Agreement and the Support Agreement are described below.
The Rights Offering
     Under the terms of the Rights Offering, the Company will distribute, at no charge to the holders of its common stock, transferable rights to purchase up to an aggregate of 58,571,428 new shares of Company common stock at a subscription price of $3.50 per share. The number of transferable rights to be distributed per share of Company common stock will be announced when the Company’s board of directors sets a record date for the Rights Offering and will be set forth in a registration statement to be filed with the Securities and Exchange Commission (“SEC”) and a prospectus distributed to stockholders of record as of the record date. Each whole right will entitle a holder to purchase one share of Company common stock at the subscription price of $3.50 per share. Holders of rights (other than JLL and Warburg Pincus) who fully exercise their rights under the basic subscription privilege in the Rights Offering will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights (up to the number of shares for which a holder subscribed under its basic subscription privilege and subject to proration). The rights will be exercisable for at least thirty days, subject to extension, but not to exceed forty days without the consent of JLL and Warburg Pincus. The Company intends to apply to list the rights for trading on the Nasdaq Global Select Market.
     The first $75 million of gross proceeds from the Rights Offering will be used for general corporate purposes and to pay the expenses associated with the Recapitalization Transactions and, to the extent gross proceeds of the Rights Offering exceed $75 million, those proceeds will be used to repurchase a portion of the outstanding 2012 notes exchanged in the Debt Exchange.
     The Rights Offering will be subject to stockholder approval of the issuance of shares of Company common stock in the Rights Offering, pursuant to the Investment Agreement, and in the Debt Exchange; the exchange of at least 95% of the aggregate principal amount of outstanding 2012 notes in the Debt Exchange; court approval of the settlement of lawsuits relating to the recapitalization of the Company; and other customary conditions.
The Investment Agreement
     JLL and Warburg Pincus have each agreed to backstop the Rights Offering under the terms of the Investment Agreement by purchasing from the Company, at the subscription price, unsubscribed shares of Company common stock such that gross proceeds of the Rights Offering will be no less than $75 million. In addition, each of JLL and Warburg Pincus has agreed to exchange approximately $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the Debt Exchange and, to the extent gross proceeds of the Rights Offering are less than $205 million, to exchange such 2012 notes for shares of Company common stock at an exchange price equal to the Rights Offering subscription price, subject to proration from the participation of other holders of 2012 notes who exchange their 2012 notes for shares of Company common stock not subscribed for through the exercise of rights in the Rights Offering.
     The Investment Agreement also provides that, during the pendency of the Rights Offering, neither JLL nor Warburg Pincus may, without the prior written consent of the special committee of our board of directors, transfer any rights distributed to it, except to affiliates who agree to be bound by the terms of the Investment Agreement. In addition, until the earlier of the closing of the Recapitalization Transactions or termination of the Investment Agreement, neither JLL nor Warburg Pincus may, without the prior written consent of the special committee of our board of directors, transfer any 2012 notes or shares of Company common stock held by it, except to affiliates who agree to be bound by the terms of the Investment Agreement. Neither JLL nor Warburg Pincus may engage in actions designed to stabilize or manipulate the price of Company common stock. In addition, the Investment Agreement contains customary representations and warranties and indemnification provisions.
     Pursuant to the Investment Agreement, the Company has agreed to file with the SEC, as promptly as practicable, a registration statement relating to the Rights Offering and a proxy statement with respect to a special meeting of the Company’s stockholders to be held to approve the issuance of the Company’s common stock in the Rights Offering, pursuant to the Investment Agreement and in the Debt Exchange.
     Closing of the transactions contemplated by the Investment Agreement are subject to satisfaction or waiver of customary conditions, including: (i) the effectiveness of the registration statement relating to the Rights Offering; (ii) receipt of all material governmental and third party consents, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”); (iii) receipt of approval of the Company’s stockholders of the issuance of shares of Company common stock in the Rights Offering, pursuant to the Investment Agreement, and in the Debt Exchange; (iv) the exchange of at least 95% of the aggregate principal amount of outstanding 2012 notes in the Debt Exchange; and (v) court approval of the settlement of certain derivative litigation related to the recapitalization of the Company.
     The Investment Agreement may be terminated by the parties prior to the closing of the Rights Offering under certain circumstances involving the breach of the Investment Agreement by the Company or the Investors or in the event the Rights Offering does not close prior to February 15, 2010.
     The Company has agreed to reimburse each of JLL and Warburg Pincus for its reasonable, documented out-of-pocket costs and expenses incurred in connection with the Recapitalization Transactions.
     The Company has also agreed to enter into a registration rights agreement with JLL and Warburg Pincus at the closing of the Rights Offering to provide certain customary registration rights to JLL and Warburg Pincus related to the shares of Company common stock owned by JLL and Warburg Pincus and their affiliates.
     The foregoing description of the Investment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.
The Debt Exchange
     Under the terms of the Debt Exchange, holders of outstanding 2012 notes will elect to exchange, at par, their outstanding 2012 notes for (i) up to $145 million of newly issued Second Priority Senior Secured Floating Rate Notes due 2016 with an interest rate of 3-month LIBOR (subject to a 3.0% floor) plus 10% (the “2016 notes”); (ii) up to $130 million in cash from the proceeds of the Rights Offering in exchange for its outstanding 2012 notes; or (iii) a combination of 2016 notes and cash. The 2016 notes will be guaranteed by all wholly-owned domestic subsidiaries of the Company that currently guarantee the 2012 notes and will be secured on a second-lien basis by the same collateral that currently secures the 2012 notes. The 2016 notes will contain terms substantially similar to the 2012 notes. A more detailed description of the terms of the 2016 notes is contained on Exhibit C to the Support Agreement, which is attached hereto as Exhibit 10.2.
     To the extent the Company receives less than $205 million of gross proceeds from the Rights Offering, JLL and Warburg will exchange their 2012 notes, and other participants in the Debt Exchange may exchange all or a portion of their 2012 notes, for shares of Company common stock at an exchange price equal to the Rights Offering subscription price, rather than for 2016 notes or cash, subject to proration. To the extent the gross proceeds from the Rights Offering plus the aggregate principal amount of 2012 notes exchanged for Company common stock as described above do not equal $205 million, participants in the Debt Exchange will receive, in exchange for a portion of their 2012 notes, shares of Company common stock at an exchange price equal to the Rights Offering subscription price.
     In addition, holders who exchange their 2012 notes in the Debt Exchange will consent to amend the indenture under which the 2012 notes were issued to eliminate certain restrictive covenants and release the liens on the collateral securing the 2012 notes. Holders of approximately 66 2/3% of the aggregate principal amount of the 2012 notes, excluding JLL and Warburg Pincus, must consent to the amendments to the indenture governing the 2012 notes in order for the amendments to become effective.

The Support Agreement
     The Company has entered into the Support Agreement with the certain holders of outstanding 2012 notes under which such Holders have agreed to exchange their 2012 notes in the Debt Exchange and to consent to the amendments to the indenture governing the 2012 notes.
     The Debt Exchange with holders of outstanding 2012 notes is being made in reliance on the exemption from registration of Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to disseminate to Holders a private placement offering memorandum related to the Debt Exchange as promptly as practicable. In addition, the Company has agreed to file a registration statement to register offers and sales of 2016 notes and shares of Company common stock received by the holders of 2012 notes in the Debt Exchange prior to the closing date of the Debt Exchange and to maintain the effectiveness of such resale registration statement for 180 days following the closing of the Debt Exchange.
     The Support Agreement contains customary representations and warranties.
     The Holders of 2012 notes party to the Support Agreement have agreed that, prior to the closing of the Debt Exchange or the termination of the Support Agreement, such Holders will not, directly or indirectly, effect any short sale or similar hedging transaction in Company common stock.
     The closing of the transactions contemplated by the Support Agreement are subject to satisfaction or waiver of customary conditions, including: (i) satisfaction of the conditions to the Rights Offering, (ii) receipt of all material governmental and third-party approvals, (iii) the exchange of at least 95% of the aggregate principal amount of outstanding 2012 notes in the Debt Exchange, (iv) the consent of at least 66 2/3% of the aggregate principal amount of the 2012 notes, not including 2012 notes held by JLL or Warburg Pincus, to the proposed amendments to the indenture governing the 2012 notes, and (v) effectiveness of a registration statement covering the resale by the holders of 2016 notes and Company common stock received in the Debt Exchange.
          The Support Agreement may be terminated prior to the expiration date of the Debt Exchange under certain circumstances involving the breach of the Support Agreement by the Company or a Holder or in the event the Debt Exchange does not close prior to February 15, 2010.
          The Company has agreed to pay the reasonable fees and expenses of the legal counsel of the Holders party to the Support Agreement.
          The foregoing description of the Support Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, attached hereto as Exhibit 10.2 and incorporated herein by reference.
          Pursuant to the Support Agreement and Investment Agreement, holders of approximately 82.8% of the aggregate principal amount of the 2012 notes have agreed to exchange their 2012 notes in the Debt Exchange.
Derivative Litigation
          An agreement in principle was reached to settle the consolidated class and derivative action that was filed in connection with the recapitalization of the Company.
Item 8.01. Other Events.
     On October 23, 2009, the Company issued a press release announcing the Recapitalization Transactions and the entry into the Investment Agreement and the Support Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
See Exhibit Index.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.
By:	/s/ Donald F. McAleenan
Donald F. McAleenan
Senior Vice President, General Counsel and Secretary

Dated: October 23, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Investment Agreement, dated as of October 23, 2009, by and among Builders FirstSource, Inc., JLL Partners Fund V, L.P. and Warburg Pincus Private Equity Fund IX, L.P.

10.2	Form of Support Agreement, dated as of October 23, 2009, by and among Builders FirstSource, Inc. and the Holders of the Company’s Second Priority Senior Secured Floating Rate Notes due 2012 listed on the schedule attached thereto.

99.1	Press release, dated October 23, 2009.